Exhibit 99.1

Company Contact:	Mike Staffaroni / President & Chief
Executive Officer
Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
Joe Teklits / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS FISCAL 2007 THIRD QUARTER FINANCIAL RESULTS

DALLAS, TX (November 7, 2007) — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the third quarter ended September 30, 2007:

Net sales for the third quarter of 2007 were $49.9 million compared to net sales of $72.5 million in the corresponding period a year ago. Gross profit was $15.9 million, or 31.9% of net sales, compared to $24.9 million, or 34.4% of net sales for the third quarter of 2006.  Total selling, general and administrative expenses were $6.3 million, or12.7% of net sales, compared to $6.5 million, or 9.0% of net sales in the third quarter of last year. Operating income was $9.6 million, or 19.2% of net sales for the third quarter of 2007 versus operating income of $18.4 million, or 25.4% of net sales in the year ago period. Net income was $6.6 million, or $0.24 per diluted share versus net income of $11.8 million, or $0.48 per diluted share last year.

Mike Staffaroni, President and Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “As we previously announced, our third quarter results were lower than we had originally forecasted due to a combination of factors.  We are working hard to improve the recent trends in our business and better position the Company for the future.  This includes introducing new and innovative wheeled footwear, opening new channels of distribution, increasing our international presence, and diversifying our business with the launch of new products and categories. We move ahead committed to successfully executing our long-term growth strategy.”

Outlook

The Company now expects 2007 net sales to be flat compared to 2006 and net income for the fourth quarter to be roughly breakeven as it more aggressively increases its marketing and product development efforts and works with its retail partners to clear inventory in an effort to return to normalized supply-demand conditions in 2008.

Conference Call Information

A conference call to discuss third quarter fiscal 2007 financial results is scheduled for today (Wednesday, November 7, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,	September 30,	September 30,	September 30,
	2006	2007	2006	2007

Net sales	$72,511	49,908	$117,107	173,646
Cost of sales	47,584	33,991	76,570	113,926
Gross profit	24,927	15,917	40,537	59,720

Selling, general and administrative expenses	6,522	6,326	13,008	18,814
Income from operations	18,405	9,591	27,529	40,906

Other expense (income), net	324	(954)	402	(2,454)
Income before income taxes	18,081	10,545	27,127	43,360

Income taxes	6,294	3,899	9,460	15,505

Net income	$11,787	$6,646	$17,667	$27,855

Net income per share:
Basic	$0.49	$0.25	$0.99	$1.03
Diluted	$0.48	$0.24	$0.70	$0.99

Weighted-average shares:
Basic	23,904	27,065	17,812	27,055
Diluted	24,752	28,059	25,329	28,278

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	September 30,
	2006	2007
Assets
Current Assets:
Cash and cash equivalents	$54,184	$89,358
Accounts receivable, net of allowances	43,256	20,340
Inventories	6,057	15,968
Deferred income tax benefits	637	490
Prepaid and other current assets	962	1,436
Total current assets	105,096	127,592

Property and Equipment, net of accumulated depreciation	393	949

Patents and Trademarks, net of accumulated amortization	478	515

Deferred Income Tax Benefits	371	513

Total Assets	$106,338	$129,569

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,304	$1,682
Accrued expenses	8,187	4,006
Income taxes payable	2,866	668
Debt	211	—
Total current liabilities	12,568	6,356

Stockholders’ Equity:
Common stock	27	27
Additional paid-in capital	59,795	61,383
Retained earnings	33,948	61,803
Total stockholders’ equity	93,770	123,213

Total Liabilities and Stockholders’ Equity	$106,338	$129,569